c)

Reinsurance Agreement # I01189US-06

This Automatic Self Administered VRT Reinsurance Agreement Effective July 1. 2006

lhereinafter referred to as the "Agreement'"

is made between

National Life Insurance Company a Vermont insurance company (hereinafter referred to as "the Company")

and

d)
Table of Contents
Article 1
1.1	General
1.2	Scope of Coverage

Article 2
2.1	Automatic Reinsurance
2.2	Facultative Reinsurance

Article 3
3.1	Automatic Submissions
3.2	Facultative Submissions

Article 4
4.1	Liability
4.2	Commencement of Automatic Reinsurance Liability
4.3	Commencement of Facultative Reinsurance Liability
4.4	Conditional Receipt or Temporary Insurance Agreement liability

Article 5
5.1	Premium Accounting
5.2	Currency
5.3	Non·Payment of Premiums

Article 6
6.1	Right of Offset

Article 7
7.1	Conversions
7.2	Policy Changes
7.3	Reductions
7.4	Lapses
7.5	Reinstatements
7.6	Reinsurance Limits

Article 8
S.l	Retention Umit Change
8.2	Recapture

Article 9
9.1	Claims Notice and Consultation
9.2	Claims Payment
9.3	Contested Claims
9.4	Claims Expenses
9.5	Extra Contractual Obligations
9.6	Misstatement of Age or Sex

e) Article 10
10.1 Errors and Omissions in Administration of Reinsurance
10.2 Dispute Resolution
10.3 Arbitration
10.4 Expedited Dispute Resolution Process

Article 11
11. 1 Insolvency

Article 12
12.1 DAC Tax Election
12.2 Taxes and Expenses

Article 13
13.1 Entire Agreement
13.2 Inspection of Records
13.3 Utmost Good Faith
13.4 Confidentiality

Article 14
14.1 Representations and Warranties

Article 15
15.1 Business Continuity

Article 16
16.1 Duration of Agreement
16.2 Severabilitv
16.3 Construction
16.4 Credit tor Reinsurance
16.5 Non~Waiver; Retrocession
16.6 Survival; Governing Law

Execution

Exhibits
A	Business Covered
A-1	Business Guidelines
A-2	Facultative Submissions
B	Reinsurance Application
B-1	Fac Easy Application
C	General Terms
C-l	Rates and Terms for Specific Plans
D	The Company's Retention Limits
E	Automatic Issue and Acceptance Limits
F	Reinsurance Reports

Article 1

1.1 General

This Agreement is an indemnity reinsurance agreement solely between the Company and the Reinsurer.
The Company's liability to its insureds is separate and apart from the Reinsurer's liability to the
Company. The acceptance of risks under this Agreement by the Reinsurer will create no right or legal relation between the Reinsurer and the insured, owner, beneficiary, or assignee of any insurance policy of the Company.

This Agreement will be binding upon the parties hereto and their respective successors and assigns including any rehabilitator, conservator, liquidator or statutory successor of either party.

1.2 Scope of Coverage

This Agreement applies to all directly issued insurance policies and supplemental benefits and riders listed in Exhibit A (hereinafter referred to as "policies" or "policy"). On and after the effective date of this Agreement, the Company will cede and the Reinsurer will accept its share of the benefits specified in Exhibit A in accordance with the terms of this Agreement. The policies accepted by the Reinsurer will be hereinafter referred to as “Reinsured Policies”

The Company may not reinsure the retained amounts specified in Exhibit 0 on any basis without the Reinsurer's prior written consent,

This Agreement does not cover the following unless specified elsewhere:

a) Noncontractual conversions, replacements, exchanges or group conversions; or

b) Policies issued under a program where full current evidence of insurability consistent with the amount of insurance is not obtained, or where conventional selection criteria are not applied in underwriting the risk; or

c) Corporate, bank or other entity owned Hfe insurance programs that are not fully underwritten.

Each Reinsured Policy must provide for the maximum periods of suicide and contestability protection permitted by applicable law.

f)

Article 2

2.1 Automatic Reinsurance

The Company will automatically cede and the Reinsurer will automatically accept its share of the
Company's policies provided that:

a) The Company has retained on each Reinsured Policy the amount set out in Exhibit 0 according to the age and mortality rating at the time of underwriting; and

b) The total of the new face amount of reinsurance required, and the amount already reinsured on that life under this Agreement and all other life agreements between the
Reinsurer and the Company, does not exceed the Automatic Acceptance limits set out in
Exhibit E; and

c) The total new face amount of insurance, and the face amount on that life in force with all companies, including the Company, does not exceed the In Force limits set out in Exhibit E;
and

d) The application is on a life for which the current or any previous application had not been submitted by the Company on a facultative basis to the Reinsurer or any other reinsurer within the last three years, unless the reason for the previous facultative submission was for exceeding Automatic Acceptance limits or exceeding In Force Limits and no longer applies, or the reason for the prior facultative submission no longer exists; and

e) Other than as agreed to by the Reinsurer in writing, the Policy is not purchased, to the knowledge of the Company, as part of a third party investment program where such third party lacks an insurable interest (as defined by the state of issue) in the insured or where such third party is engaging in insurance arbitrage.

If the Company is already on the risk for its retention under previously issued policies, the Reinsurer will automatically accept reinsurance for newly issued policies according to the limits set out in Exhibit
E, provided the Company has complied with the business guidelines specified in Exhibit A-l
(hereinafter the “Business Guidelines”) that would have applied if the new policy had fallen completely within the Company's retention.

2.2 Facultative Reinsurance

Policies that do not qualify for automatic reinsurance may be submitted to the Reinsurer on a facultative basis. Additionally, policies that qualify for automatic reinsurance may be submitted to the
Reinsurer for facultative consideration. It a policy that qualifies for automatic reinsurance is submitted to the Reinsurer or other reinsurers for consideration, the policy will be treated as if proposed on a facultative basis.

f)

Article 3

3.1 Automatic Submissions

The Company will report Reinsured Policies ceded automatically to the Reinsurer according to the terms specified in Exhibit F.

Upon request, the Company will provide the Reinsurer copies of the application, underwriting papers and other information pertaining to any automatic cession under this Agreement.

3.2 Facultative Submissions

Applications for reinsurance on a facultative basis will be made in accordance with
Exhibit A-2. Unless the Reinsurer provides written consent to an extension, the Company will have the number of days specified in Exhibit A-2 from the date of the Reinsurer's final offer in which to place the policy with the insured/owner, after which the Reinsurer's offer will expire without further notice or obligation.

The terms of this Agreement will apply to each accepted facultative offer, unless the offer specifies different terms.

g)

Article 4

4.1 Liability

The Reinsurer's liability to the Company will be based upon the terms of this Agreement and not the
Reinsured Policy. Unless specified elsewhere in this Agreement:

a) The Reinsurer will not participate in any ex gratia payments made by the Company (i,e., payments the Company is not required to make under the policy terms); and

b) The Reinsurer will not share in any Extra Contractual Obligations (except as set forth in Article 9.5); and

c) The Reinsurer's liability is limited to its share of the Company's contractual benefits owed under the express terms of the Reinsured Policies. Damages or other payments resulting from insolvency and attributable to the termination or restructure of the
Reinsured Policies are not covered by this Agreement; and

d) The Reinsurer will not be liable unless the policy was issued and delivered in accordance with applicable law nor wilt the Reinsurer be liable for any payment prohibited by law.

4.2 Commencement of Automatic Reinsurance liability

The Reinsurer's liability for any Reinsured Policy accepted automatically will begin simultaneously with the Company's contractual liability for that policy.

4.3 Commencement of Facultative Reinsurance Liability

The Reinsurer's liability for facultative reinsurance will begin simultaneously with the Company's contractual liability if the Company has accepted, during the lifetime of the insured, the Reinsurer's offer of coverage. The Reinsurer will be bound to facultative policies that are placed by the Company in accordance with the Company's reasonably documented facultative acceptance procedures.

The Reinsurer will have no liability for any application submitted for facultative consideration if the
Reinsurer declined facultative coverage or made an offer of coverage that was not accepted by the
Company as required by the terms of this Agreement.

4.4 Conditional Receipt or Temporary Insurance Agreement liability

Automatic reinsurance coverage for the Company's conditional receipt or temporary insurance agreement will be limited to amounts accepted within the Company's usual cash-with-application procedures for temporary coverage, up to the limits shown in Exhibit E.

h)
However, for facultative applications submitted to the Reinsurer, the Reinsurer's liability under a conditional receipt or a temporary insurance agreement will commence when the Reinsurer has received notice from the Company, during the lifetime of the insured and in accordance with the terms specified in
Article 4.3 and Exhibit F, that the Reinsurer's offer has been accepted, and then is limited to the Company's usual cash-with-application procedures for temporary coverage, up to the limits shown in Exhibit E.

Article 5

5.1 Premium Accounting

The Company will pay the Reinsurer premiums in accordance with the terms specified in Exhibit C-l .

The method and requirements for reporting and remitting premiums are specified in Exhibit F.

The Reinsurer reserves the right to charge interest on overdue premiums. If applicable, interest will be calculated according to the terms specified in Exhibit C.

5.2 Currency

All payments due under this Agreement will be made in U.S. Dollars.

5.3 Non-Payment of Premiums

The payment of reinsurance premiums is a condition to the liability of the Reinsurer for reinsurance provided by this Agreement. If reinsurance premiums are not paid within 60 days of the due date. the Reinsurer may terminate reinsurance for all Reinsured Policies having reinsurance premiums in arrears. If the Reinsurer elects to terminate any Reinsured Policies after such 60 day period, it will then give the Company at least 15 days' prior written notice of its intention to terminate such reinsurance. If all reinsurance premiums in arrears, including any which may become in arrears during such 15 day notice period, are not paid before the end of the notice period, the Reinsurer's obligations for those Reinsured Policies will be limited to obligations relating to events arising on or before the last date for which reinsurance premiums have been paid in full for each Reinsured Policy.

If reinsurance is terminated according to this Article, a termination settlement will be made according to the terms specified in the Business Transfer Events provision of Exhibit C-1.

The Reinsurer's right to terminate reinsurance will not prejudice its right to collect premiums and interest for the period reinsurance was in force, through and including the 15 day notice period.

The Company may not force termination through the non-payment of reinsurance premiums to avoid the
Agreement's requirements or to transfer the Reinsured Policies to another party.

Article 6

6.1 Right of Offset

The Company and the Reinsurer will have the right to offset any balances, whether on account of premiums, allowances, credits. claims or otherwise due from one party to the other under this Agreement or under any other reinsurance agreement between the Company and the Reinsurer.

The rights provided under this Article are in addition to any rights of offset that may exist at common law.
The parties' offset rights may be enforced notwithstanding any other provision of this Agreement including, without limitation. the provisions of Article 11.

Article 7

7.1 Conversions

If a Reinsured Policy is converted according to its terms and the applicable provisions of the Business
Guidelines. the Company will notify the Reinsurer as specified in Exhibit F. The amount to be reinsured will be determined on the same basis as used for the original Reinsured Policy (excess of retention or quota share) but will not exceed the amount reinsured as of the date of conversion unless mutually agreed otherwise.

If the policy arising from a conversion is on a plan that is:

al Reinsured on a coinsurance basis with the Reinsurer either under this Agreement or another agreement, the rates wit! be those in the agreement covering the plan to which the original policy is convening, based on the attained age of the insured and allowances based on the duration of the original Reinsured Policy; or

b) Reinsured on a YRT basis with the Reinsurer either under this Agreement or another agreement, the
VRT rates, with percentage reductions if applicable, will be those in the agreement covering the plan to which the original policy is converting, based on the attained age of the insured and duration of the original Reinsured Policy; or

c) Not covered by any reinsurance agreement with the Reinsurer, reinsurance will be on a YRT basis using the YRT Rates for Conversions to Non-Reinsured Plans specified in Exhibit C-1 , at the attained age and duration of the original Reinsured Policy.

The above terms will apply unless specified otherwise in the Conversions provision in Exhibit C-l.

7.2 Policy Changes

"Policy changes" refers to the variety of actions that may be made to a policy after issue. These actions include, but are not limited to, replacements, changes in plans or a change in the face amount of the policy. If there is a change to the reinsurance on a Reinsured Policy, the Company will inform the Reinsurer in the subsequent Changes and Terminations Report specified in Exhibit F.

Except as provided in this Article, whenever a Reinsured Policy is changed and the Company's underwriting guidelines do not require that full evidence of insurability be obtained, the reinsurance will remain in effect with the Reinsurer, whether the change is made before or after any cancellation of this Agreement for new business. The suicide and contestability periods applicable to the original Reinsured Policy will apply to the reissued Reinsured Policy and the duration will be measured from the effective date of the original Reinsured
Policy.

Whenever a Reinsured Policy is changed and the Company's underwriting guidelines require that full evidence of insurability be obtained, and the suicide and contestability periods are based on the reissued policy date, the reinsurance will remain in effect with the Reinsurer, if the change is made before any cancellation of this Agreement for new business. If the change is made after any termination of this
Agreement for new business, the reinsurance will be as specified in the termination document.

i)
Policy changes to Reinsured Policies will be subject to the Reinsurer's prior written approval, if:

al The new amount of the policy would be in excess of the Automatic Acceptance
Limit in effect at the time of the change, as set Out in Exhibit E; or

b) The new amount of the policy and the amount already in force on the same life exceeds the In Force Limits stated in Exhibit E; or

c) The policy was reinsured on a facultative basis: or

d) Evidence of insurability is not obtained, unless such evidence is not required in the
Company's underwriting guidelines.

First year premium rates and allowances as specified in Exhibit C-l will apply to the amount underwritten far a non-contractual increase.

7.3 Reductions

Unless specified otherwise in this Agreement, if the amount of a policy issued by the Company is reduced and:

a) The amount of reinsurance is on excess basis, then the amount of reinsurance on that life will be reduced effective the same date by the full amount of the reduction under the original policy. If the amount of insurance terminated equals or exceeds the amount of reinsurance. the full amount of reinsurance will be terminated; or

b) The amount of reinsurance is on a quota share basis, then the amount of reinsurance on that policy will be reduced effective the same date by the same proportion as the reduction under the original policy.

The reduction will first apply to any reinsurance on the Reinsured Policy being reduced and then, if applicable, in chronological order according to policy date (“first in, first out”) to any reinsurance on other policies in force on the life. However, the Company will not be required to assume a risk for an amount in excess of its regular retention for the age at issue and the mortality rating of the policy under which reinsurance is being terminated.

If the reinsurance for a Reinsured Policy has been placed with more tl1an one reinsurer, the reduction will be applied to all reinsurers pro rata to the amounts originally reinsured with each reinsurer.

A reduction to one of the Company's policies not reinsured hereunder will require that the Company's retention be increased to its full retention.

j)

7.4 Lapses

When a policy issued by tile Company lapses, the corresponding reinsurance on the Reinsured Policy will be terminated effective the same date. Unless specified otherwise in this Agreement, if a policy fully retained by the Company lapses, the terms of Article 7.3 will apply.

If a policy issued by the Company lapses and extended term insurance is elected under the terms of that policy, the corresponding reinsurance on the Reinsured Policy will continue on the same basis as the original
Reinsured Policy until the expiry of the extended term period.

If a policy issued by the Company lapses and reduced paid-up insurance is elected under the terms of that policy, the amount 01 the corresponding reinsurance on the Reinsured Policy will be reduced according to the terms of Article 7.3.

If the Company allows the policy to remain in force under its automatic premium Joan regulations, the corresponding reinsurance on the Reinsured Policy will continue unchanged and in force as long as such regulations remain in effect, except as otherwise provided in this Agreement.

7.5 Reinstatements

If a Policy reinsured on an automatic basis is reinstated according to its terms and the Company's reinstatement rules, the Reinsurer will, upon notification, reinstate the reinsurance. The Reinsurer's approval is required for the reinstatement of a facultative policy if the Company's regular reinstatement rules indicate that evidence of insurability, in addition to a statement of good health, is required,

The Company will pay all premiums in arrears on reinstated policies and such premiums will be subject to Article 5.1 and Exhibit F.

7.6 Reinsurance Limits

The Company will not submit a policy to the Reinsurer unless the amount of reinsurance on the policy equals or exceeds the Minimum Initial Reinsurance Limit specified in Exhibit C.
A Reinsured Policy will no longer be reinsured when its reinsured Net Amount at Risk (as defined in
Exhibit C-1) is less than the Minimum Final Reinsurance limit specified in Exhibit C.

k)

Article 8

8.1 Retention Limit Change

If the Company changes its retention limit (hereinafter "Retention limit), it will provide the Reinsurer with written notice 01 the new Retention limit at least 90 days prior to the effective date, Changes to the
Company's Retention limits in Exhibit D will not affect the Reinsured Policies in force at the time of such a change except as specifically provided for elsewhere in this Agreement, and will not affect the Automatic
Acceptance limits in Exhibit E unless mutually agreed in writing by the Company and the Reinsurer.

If the Company decreases its Retention limit, no reinsurance may be ceded on an automatic basis until the parties have reviewed and either expressly affirmed or revised the Automatic Acceptance Limits set out in
Exhibit E.

8.2 Recapture

The Company may apply an increase in its Retention Limit to reduce the ceded amount of inforc8 reinsurance provided that:

a) The Company gives the Reinsurer irrevocable written notice of its intention to recapture within one year after the effective date of the increase in its Retention Limit; and

b) Recapture will be effected on the next anniversary of each Reinsured Policy eligible for recapture unless agreed otherwise by both parties and with no recapture being made until the Reinsured Policy has been in force for the period specified in Exhibit C·l. For a conversion or fe-entry, the recapture terms of the original policy will apply and the duration for the recapture period will be measured from the effective date of the original policy; and

c) The Company has maintained, from the time the policy was issued, its full retention as set out in
Exhibit 0, and has applied its increased Retention Limit to all categories set out in Exhibit 0; and

d) Other than as respects catastrophe or financial reinsurance arrangements, the
Company will retain all recaptured risks.

No recapture will occur if the Company has either obtained or increased stop loss reinsurance coverage as justification for the increase in retention.

In applying its increased Retention Limit to Reinsured Policies, the age and mortality rating at the time of issue will be used to determine the amount of the Company's increased retention. The amount of reinsurance eligible for recapture will be the difference between the amount originally retained and the amount the
Company would have retained had the new retention been in effect at the time of issue. The amount of reinsurance eligible for recapture will be determined based on the reinsurance net amount at risk as of the date of recapture. If there is reinsurance with other reinsurers on risks eligible for recapture, the reduction will be applied pro rata. to the total outstanding reinsurance.

l)
Recapture is optional, but if any reinsured business is recaptured, all eligible reinsured business must be recaptured. In addition, all life risks reinsured under any other reinsurance agreement between the
Reinsurer and the Company which are eligible for recapture must be similarly recaptured.

Any successor of the Company will have the option to recapture reinsurance In accordance with this Article, provided that the successor company has or adopts a higher Retention Limit than previously used by the
Company.

If the Company elects to terminate reinsurance under this Article, a termination settlement will be made according to the terms specified in the Business Transfer Events provision of Exhibit C-l, but will not include amounts specified in 12(dl of that provision.

Effective as of the recapture date, the Reinsurer will not be liable tor any eligible busjnes5 which was overlooked. The parties' obligations for any recaptured business will be limited to those relating to events or circumstances arising or occurring before the recapture date, including payment of the termination settlement amount.

Upon payment of the termination settlement amount, each party will be deemed to be fully and finally released from all obligations under this Agreement with respect to the recaptured business.

m)

Article 9

9.1 Claims Notice and Consultation

The Company is responsible for the settlement of claims in accordance with applicable law and policy terms.
For purposes of this Article, Reinsured Policies include conditional receipts and temporary insurance agreements covered under the terms of this Agreement. It is a condition to the Reinsurer's obligation to pay a claim that the Company notify the Reinsurer in writing as soon as possible, but in any event not later than 12 months, after the Company receives notice of a claim on a Reinsured Policy. The Company will promptly provide the Reinsurer with copies of all claims documents.

As a condition to the Reinsurer's obligation to pay a claim, before making a claim decision or settlement offer.
the Company will seek the Reinsurer's recommendation on such matters to the extent specified in Exhibit C·1.
The Reinsurer will promptly make a recommendation; failing such, the Company may settle the claim without further consultation. The terms of Exhibit C-1 notwithstanding, the Company may request a recommendation from the Reinsurer on any claim on a Reinsured Policy. The Company will provide the Reinsurer all information, including underwriting files, requested by the Reinsurer for consideration of any claim on a
Reinsured Policy.

The Company, if notified, will notify the Reinsurer of deaths that do not trigger policy benefits.

9.2 Claims Payment

The Reinsurer will be liable to the Company for its share of the benefits reinsured under this Agreement. The payment 01 death benefits by the Reinsurer will be made in one lump sum, with the exception of claims on
Accelerated Benefit riders. The benefits payable under Accelerated Benefit riders will be paid by the
Reinsurer on a frequency commensurate with the Company's payment to the beneficiary and upon receipt of the Company's statement and any proofs that may be required by the Reinsurer. The Reinsurer's share of any interest payable under the terms of a Reinsured Policy or applicable law which is based on the death benefits paid by the Company, will be payable provided that the Reinsurer will not be liable for interest accruing on or after the date of the Company's payment of benefits,

The Reinsurer will make payment to the Company for each such claim.

For claims on Accelerated Benefit riders reinsured under this Agreement, the benefit amount payable by the
Reinsurer will be calculated by multiplying the total accelerated death benefit rider payout by the ratio 01 the reinsured Net Amount at Risk, as defined in Exhibit C-1, to the face amount of the Reinsured Policy.

9.3 Contested Claims

The Company will notify the Reinsurer promptly 01 its intention to investigate, contest, compromise, or litigate any claim involving a Reinsured Policy (hereinafter a "Contested Claim"). The Company will provide the Reinsurer all relevant information and documents.

n)
as such become available, pertaining to Contested Claims and will promptly report any developments during the Reinsurer's review. If the Reinsurer:

a) Does not support the contest of the Claim, the Reinsurer will pay the Company its full share of the reinsurance benefit, and will not share in any subsequent reduction or increase in liability or in any subsequent expenses incurred by the Company; or

b) Supports the Company's decision to contest the claim and the Contested Claim results in a reduction or increase in liability, the Reinsurer will share in any reduction or increase in proportion to its share of the risk on the Contested Claim.

If the Reinsurer supports the decision to contest the claim, the Company will promptly advise the
Reinsurer of all significant developments, including notice of legal proceedings {including, but not limited to, consumer complaints or actions by governmental authorities} initiated in connection with the
Contested Claim.

If the Company returns premiums to the policy owner or beneficiary as a result of misrepresentation, the Reinsurer will refund net reinsurance premiums received on that policy to the Company, without interest.

9.4 Claims Expenses

The Reinsurer will pay its share of reasonable investigation and legal expenses incurred in investigating, adjudicating or litigating a claim, except as otherwise provided in this Agreement. The Reinsurer will not be liable for any routine investigative or administrative claim expenses (such as compensation of salaried employees) or for any expenses incurred in connection with conflicting claims of entitlement to
Reinsured Policy benefits that the Company admits are payable.

9.5 Extra Contractual Obligations

For purposes of this Agreement, "'Extra Contractual Obligations" are any obligations or expenses other than contractual obligations incurred by the Company, its affiliates, directors, officers, employees, agents or other representatives and arising under the express written terms and conditions of a policy, including but not limited to, punitive damages, bad faith damages, compensatory damages, and other damages or fines or penalties which may arise from the acts, errors or omissions of the Company or its affiliates, directors, officers, employees, agents or other representatives.

The Reinsurer is not liable for Extra Contractual Obligations associated with a Contested Claim unless it concurred in writing and in advance with the claim actions which were the basis for the Extra
Contractual Obligations. In these situations, the Company and the Reinsurer will share in Extra
Contractual Obligations, in equitable proportions, but all factors being equal, the Reinsurer's assessments would be in proportion to the risk accepted for the Reinsured Policy involved.

The Reinsurer will not be liable for any Extra Contractual Obligations incurred as a result of actions taken by the Company, its affiliates, directors, officers, employees, agents or other representatives in carrying out any claims action agreed upon by the Company and the Reinsurer.

9.6 Misstatement of Age or Sex

In the event of a change in the amount payable under a Reinsured Policy due to a misstatement in age or sex, the Reinsurer's liability will change proportionately. The Reinsured Policy wilt be rewritten from commencement on the basis of the adjusted amounts using premiums and amounts at risk for the correct ages and sex, and the proper adjustment for the difference in reinsurance premiums, without interest, will be made,

o)

Article 10

10.1 Errors and Omissions In Administration of Reinsurance

Any unintentional or accidental failure to comply with the terms of this Agreement which can be shown to be the result of an oversight or clerical error relating to the administration of reinsurance by either party will not constitute a breach of this Agreement. Upon discovery. the error will be promptly corrected so that both parties are restored to the position they would have occupied had the oversight or clerical error not occurred. In the event a payment is corrected, the party receiving the payment may charge interest calculated according to the terms specified in Exhibit C. Should it not be possible to restore both parties to this position, the party responsible for the oversight or clerical error will be responsible for any resulting liabilities and expenses. The Reinsurer will not be responsible for negligent or deliberate acts of the Company or for recurring errors by the
Company. .

This provision will not apply to the administration of the insurance provided by the Company to its insureds.

If the Company has failed to cede reinsurance as provided under this Agreement or has failed to comply with reporting requirements with respect to business ceded hereunder, the Reinsurer may require the Company to audit its records for similar errors and take reasonable actions necessary to correct errors and avoid similar errors. Failing prompt correction, the Reinsurer may limit its liability to the correctly reported Reinsured
Policies.

10.2 Dispute Resolution

As a condition to the parties' right to arbitration under this Agreement, either the Company or the Reinsurer will give written notification to the other party of any dispute relating to or arising from this Agreement, including, but not limited to, the formation or breach thereof. Within 15 days of notification, both parties must designate an officer of their respective companies to attempt to resolve the dispute. The officers will meet at a mutually agreeable location as soon as possible and as 01ten as necessary to attempt to negotiate a resolution of the dispute. During the negotiation process, all reasonable requests made for information concerning the dispute will be promptly honored. The format 10r discussions will be determined mutually by the officers.

If these officers are unable to resolve the dispute within 30 days of their first meeting, the parties may agree in writing to extend the negotiation period for an additional 30 days. If the matter is not resolved within 30 days of the first meeting or the additional 30 day period, if any, then either party may demand arbitration pursuant to Article 10.3. The discussions and all information exchanged for the purposes of such discussions will be confidential and without prejudice.

10.3 Arbitration

Except with respect to disputes subject to the Expedited Dispute Resolution Process in Article 10.4, if the
Company and Reinsurer are unable to resolve any dispute arising from this Agreement, including but not limited to the formation or breach thereof, pursuant to Article 10.2, the matter will be referred to arbitration,

p)
The arbitration will be conducted in accordance with the Procedures for Resolution of U,S. Insurance and Reinsurance Disputes, Neutral Panel Version, April 2004 (the "Procedures") available at
www.arbitrationtaskforce.ora, except as modified herein.

The arbitration will be held in New York City or another place as the parties may mutually agree. The arbitration will be conducted before a three person Panel qualified as:

a) Current or former officers of life insurance or reinsurance companies, or

b) Professionals with no less than 10 years of experience in or serving the life insurance or reinsurance industries.

The parties will select such candidates from the ARIAS-US Certified Arbitrators List available at www.ARIAS.US.org.

The customs and practices of the life insurance and reinsurance industries may be considered by the
Panel to resolve any ambiguities in the Agreement but only insofar as such customs and practices are consistent with a strict construction of the terms of this Agreement. The Panel will not have the authority to award punitive or exemplary damages.

The Panel will award the remedy sought by the party seeking relief to the extent the remedy is provided for in this Agreement or otherwise reasonably compensates the damaged party for the economic effect of any demonstrated breach. Such remedies may include, but will not be limited to, monetary damages, revisions to the terms of the Agreement, including adjustments to premiums or allowances paid or to be paid, or any combination of the foregoing.

The Panel shall issue an order, appropriate for confirmation in a court of competent jurisdiction, to resolve all matters in dispute. In addition, the Panel shall issue a written opinion setting forth the reasons for the award, with citations to the record of the hearing that support the reasoning.

The decision of the Panel will be final and binding upon the parties and their respective successors and assigns. Each party hereby consents to the entry of a judgment confirming or enforcing the award in the United States District Court for the Southern District of New York and/or in any other court of competent jurisdiction.

Within 20 days after the transmittal of an award, either party, upon notice to the other party, may request the Panel to correct any clerical, typographical. or computational errors in the award. The other party will be given ten days to respond to the request. The Panel will dispose of the request within 20 days of its receipt of such request and any response thereto. The Panel will not be empowered to re-
determine the merits of any claim already decided.

Each party will:

c) Bear its own fees and expenses in connection with the arbitration, including the fees of any outside counsel and witness fees, and

d) Share equally in the fees for the members of the Panel and the costs of the arbitration, such as hearing rooms, court reporters, etc.

It is the intent of the parties that these arbitration provisions replace and be in lieu of any statutory arbitration provision, if permitted by law.

10.4 Expedited Dispute Resolution Process

The parties agree that the following types of issues and disputes will be subject to arbitration under the expedited procedures set forth in this Article:

a) Any dispute regarding the obligations of the parties with respect to a single Reinsured
Policy, regardless of the amount in controversy; or

b) Any dispute in which the amount in controversy, exclusive of interest or costs, is less than $1 million.

Arbitration proceedings under this Article will be commenced as specified in Article 10.3, and shall be subject to the requirements of Article 10.3 to the extent they are not inconsistent with this Article.

The proceedings will be held before a single neutral umpire meeting the qualifications set forth in Article
10.3. If the parties are unable to agree on an umpire within 30 days following commencement of the action, the selection will be made pursuant to the Umpire Selection Procedure of the ARIAS-US Certified
Arbitrators List available at www.ARIAS-US.org. No ex parte communication will be permitted with the umpire at any time prior to the conclusion of the proceedings.

Within 21 days from the date the selection of the umpire is agreed upon, the parties and umpire will conduct an organizational meeting by teleconference to familiarize the umpire with the dispute and to set a timetable for submission of briefs. There will be no discovery, and the dispute will be submitted on briefs and documentary evidence only, unless otherwise agreed by the parties or ordered by the umpire for good cause.

Within 30 days of submission of briefs by the parties. the umpire will render a written award which will be final and binding on the parties.

q)

Article 11

11 . 1 Insolvency

A party to this Agreement will be deemed "insolvent" when it:

a) Applies for or consents to the appointment of a receiver, rehabilitator, conservator, liquidator or statutory successor (hereinafter referred to as the Authorized Representative) of its properties or assets; or

b) Is adjudicated as bankrupt or insolvent; or

c} Files or consents to the filing of a petition in bankruptcy. seeks reorganization or an arrangement with creditors or takes advantage of any bankruptcy, dissolution. liquidation, rehabilitation. conservation or similar law or statute; or

dl Becomes the subject of an order to rehabilitate or an order to liquidate as defined by the insurance code of the jurisdiction of the party's domicile.

In the event of the insolvency of the Company, all reinsurance ceded, renewed or otherwise becoming effective under this Agreement will be payable by the Reinsurer directly to the Company or to its
Authorized Representative on the basis of the liability of the Company for benefits under the Reinsured
Policies without diminution because of the insolvency of the Company.

The Reinsurer will be liable only far benefits reinsured as benefits become due under the terms of the
Reinsured Policies and will not be or become liable for any amounts or reserves to be held by the Company as to the Reinsured Policies or for any damages owed by the Company as a result of issuance of any of the policies. The Company or its Authorized Representative will give written notice to the Reinsurer of all pending claims against the Company on any Reinsured Policies within a reasonable time after filing in the insolvency proceedings. While a claim is pending, the Reinsurer may investigate such claim and interpose, at its own expense, in the proceedings where the claim is to be adjudicated, any defense or defenses which it may deem available to the Company or its Authorized Representative.

The expense incurred by the Reinsurer will be chargeable, subject to court approval. against the Company as part of the expense of its insolvency proceedings to the extent of a proportionate share of the benefit which may accrue to the Company solely as a result of the defense undertaken by the Reinsurer. Where two or more reinsurers are involved in the same claim and a majority in interest elect to interpose a defense to such claim, the expense will be apportioned in accordance with the terms of the Agreement as though such expense had been incurred by the Company.

In the event of the insolvency of the Reinsurer, the Company may cancel this Agreement for new business by promptly providing the Reinsurer or its Authorized Representative with written notice of cancellation, to be effective as of the date on which the Reinsurer's insolvency is established by the authority responsible for such determination. Any requirement for a notification period prior to the cancellation of the Agreement would not apply under such circumstances,

In addition, in the event of the insolvency of the Reinsurer, the Company may provide the Reinsurer or its Authorized Representative with written notice of its intent to recapture all reinsurance in force under this Agreement regardless of the duration the reinsurance has been in force or the amount retained by the Company on the Reinsured Policies. The effective date of a recapture due to insolvency will be at the election of the Company but may not be earlier than the date on which the Reinsurer's insolvency is established by the authority responsible for such determination. If the Company elects to terminate reinsurance under this Article, a termination settlement will be made according to the terms specified in the Business Transfer Events provision of Exhibit C-1.

In the event of the insolvency of either party, the rights or remedies of this Agreement will remain in full force and effect.

Article 12

, 2.1 DAC Tax Election (If applicable to the Company)

The Company and the Reinsurer agree to the election pursuant to Section 1.848-2(9)(8) of the Income Tax
Regulations effective December 29. 1992, under Section 848 of the Internal Revenue Code of 1986, as amended (such election being referred to as the "DAC Tax Election"). whereby:

a)	The party with the net positive consideration for this Agreement for each taxable year will capitalize specified policy acquisition expenses with respect to this Agreement without regard to the general deductions limitation of Section 848(c)(1) of the Internal Revenue Code of 1986, as amended (the "Code”);
b)	The parties agree to exchange information pertaining to the amount of net consideration under this Agreement each year to ensure consistency. If requested, the Company will provide supporting information reasonably requested by the Reinsurer. (The term "net consideration" means "net consideration" as defined in Regulation Section 1.848-2(f));
c)	This DAC Tax Election will be effective for the first taxable year in which this Agreement is effective and for all years for which this Agreement remains in effect.

The Company and the Reinsurer will each attach a schedule to their respective federal income tax returns filed for the first taxable year for which this DAC Tax Election is effective. Such schedule will identify the
Agreement as a reinsurance agreement for which the DAC Tax Election under Regulation Section 1.848-
2(g)(8) has been made.

The Company and the Reinsurer represent and warrant that each is respectively subject to U.S. taxation under either the provisions of subchapter L of Chapter 1 or the provisions of subpart F of subchapter N of
Chapter 1 of the Code.

12. 2 Taxes and Expenses

Apart from any taxes, allowances. refunds, and expenses specifically referred to in this Agreement, no assessments by guaranty associations or comparable organizations, taxes, allowances. or expense will be paid by the Reinsurer to the Company for any Reinsured Policy.

Article 13

13.1 Entire Agreement

This Agreement and Exhibits constitute the entire agreement between the parties with respect to the business reinsured hereunder and supersede any and all prior representations, warranties, prior agreements or understandings between the parties pertaining to the subject matter of this Agreement. There are no understandings between the parties other than as expressed In this Agreement and Exhibits. In the event of any discrepancy between the Agreement and the Exhibits. the Exhibits will control.

Any change or modification to this Agreement and Exhibits will be null and void unless made by written amendment and signed by both parties.

13.2 Inspection of Records

The Reinsurer or its duly appointed representatives will have access to records of the Company, whether written or electronic, and including system view access, concerning the business reinsured hereunder for the purpose of inspecting, auditing and photocopying those records. Such access will be provided at the office of the Company and will be during reasonable business hours. Assuming the Reinsurer has continued to perform the undisputed portion of its obligations under this Agreement, the Company may not withhold access to information and records on the grounds that the Reinsurer is in breach.

The Reinsurer's right of access as specified above will survive until all of the Reinsurer's obligations under this Agreement have terminated or been fully discharged.

13.3 Utmost Good Faith AU matters with respect to this Agreement require the utmost good faith of each of the parties.

13.4 Confidentiality The parties will keep confidential and not disclose or make competitive use of any shared Proprietary Information, as defined below, unless:

a) The information becomes publicly available other than through unauthorized disclosure by the party seeking to disclose or use such information;

b) The information is independently developed by the recipient;

c) The disclosure is, in the reasonable judgment of the Reinsurer, required for the purpose of any reinsurance, retrocession, securitization, or structured, asset-backed or asset-based financing;

d) The disclosure is required by external auditors; or

e) The disclosure is required by law .

"Proprietary Information" includes, but is not limited to, underwriting manuals and guidelines, applications, contract forms, and premium rates and allowances of the Reinsurer and the Company, but shall not include the existence of this Agreement and the identity of the parties.

In addition, the Reinsurer will protect the confidentiality of Non-Public Personal Information, as defined below, by:

a) Holding all Non-Public Personal Information in strict confidence;

b) Maintaining appropriate measures that are designed to protect the security, integrity and confidentiality of Non-Public Personal Information;

c) Using Non-Public Personal Information only to carry out the Reinsurer's obligations under this Agreement: and

d) Disclosing Non-Public Personal Information to third parties only as necessary to perform services under this Agreement, for purposes of retrocession, or as may be required or permitted by law.

"Non-Public Personal Information" is personally identifiable medical, financial, and other personal information about proposed, current and former applicants, policy owners, contract holders, insureds, annuitants, claimants, and beneficiaries of Reinsured Policies or contracts issued by the Company, and their representatives, that is not publicly available. Non·Public Personal Information does not include de-identified personal data, i.e., information that does not identify, or could not reasonably be associated with, an individual.

The Company will obtain, if required by any law, appropriate consent to the collection, use and disclosure of Non-Public Personal Information, from each insured to enable the parties to fully exercise their rights and perform their obligations under this Agreement.

Article 14

14.1 Representations and Warranties

The Company makes no representations and warranties as to the future experience or profitability arising from the Reinsured Policies.

Each party represents and warrants that it is solvent on a statutory basis on the date hereof in all states in which it does business or is licensed.

"Material” or "materially" for purposes of Articles' 4 and 15 will mean facts that a prudent actuary would consider as reasonably likely to affect the Reinsurer's experience under the Agreement. Prior to the execution of this Agreement, the Company has provided to the Reinsurer the Business Guidelines for use in its assessment of the risks covered hereunder, The Company represents and warrants that, to the best of its knowledge:

a) It has disclosed to the Reinsurer all information which is material to the risks being assumed hereunder; and

b) The Business Guidelines were complete and accurate when disclosed; and

c) There has been no material change in the Business Guidelines between the "as of" dates of the information and the date of Agreement execution.

This Article will not terminate or expire until all Reinsured Policies have been discharged or terminated in full.

r)

Article 15

15.1 Business Continuity

All Reinsured Policies will be issued and administered in accordance with the Business Guidelines. The parties acknowledge that changes to or failure to comply with the Business Guidelines may materially affect the Reinsurer's experience under this Agreement. Therefore, the Company will notify the Reinsurer of any change that materially affects the reinsured business, including changes to the Business Guidelines.
This Agreement will not cover policies affected by such changes unless the Reinsurer has agreed in writing and in advance to accept the affected policies. Outsourcing of underwriting functions, administrative functions or claims administration with respect to the Reinsured Policies will be considered a material change. If the Reinsurer agrees to accept policies affected by the outsourcing, the
Company will secure the Reinsurer's right to audit and inspect the party performing such Outsourced services.

In the event the Company makes a change that materially affects the reinsured business. including changes to the Business Guidelines, without the Reinsurer's consent to accept the affected policies:

a) The parties will attempt to negotiate revised terms as necessary under which the affected
Reinsured Policies may continue to be reinsured; and

b) If the parties are unable to agree on revised terms within 120 days, any Reinsured
Policies materially and adversely affected by the change will be excluded from coverage under this Agreement.

If Reinsured Policies are excluded, the parties will make returns of Agreement Cash Settlements previously made in connection with the subject Reinsured Policies. For purposes of this Agreement, the term
"Agreement Cash Settlements" will mean premiums, allowances. commissions, cash surrender values, death claims, dividends. experience refund payments and similar settlements made under this Agreement. but excludes items relating to reserves or interest on reserves.

s)

Article 16

16.1 Duration of Agreement

This Agreement is unlimited as to its duration.

Except as provided in Article 7.6, the Reinsurer or the Company may terminate this Agreement or any plan listed in Exhibit A with respect to the reinsurance of new business by giving at least 90 days' written notice of termination to the other party or pursuant to Article 15.' of this Agreement. During the 90 day notification period, the Company will continue to cede and the Reinsurer will continue to accept policies covered under the terms of this Agreement.

The Reinsurer remains liable for all Reinsured Policies in force as of the date of the termination, until their natural expiration, unless the parties mutually decide otherwise or as specified otherwise in this
Agreement.

16.2 Severability

Determination that any provision of this Agreement is invalid or unenforceable will not affect or impair the validity or the enforceability of the remaining provisions of this Agreement.

16.3 Construction

This Agreement will be construed and administered without regard to authorship and without any presumption or rule of construction in favor of either party. This Agreement is between sophisticated parties. each of which has reviewed the Agreement and is fully knowledgeable about its terms and conditions.

16.4 Credit for Reinsurance

The parties intend that the Company will receive statutory reserve credit in its state of domicile for reinsurance provided under this Agreement. The parties agree to use reasonable efforts to ensure that such reserve credit wilt remain available to the Company.

16.5 Non-Waiver; Retrocession

A waiver by either party of any violation, or the default by the other party in its adherence to any term of this Agreement. will not constitute a waiver of any other or subsequent violation or default. No prior transaction or dealing between the parties will establish any custom or usage waiving or modifying any provision of the Agreement. The failure of either party to enforce any part of this Agreement will not constitute a waiver of any right to do so.

The Reinsurer may reinsure or retrocede any risks or business assumed hereunder. but may not effect any novation of this Agreement without the Company's prior written Consent.

t) 16.6 Survival; Governing Law

All provisions of this Agreement will survive its termination to the extent necessary to carry out the purpose of this Agreement. This Agreement shall be governed by the laws of the State of Vermont.

Execution

u)

This Agreement has been made in duplicate and hereby executed by both parties.

Signed for and on behalf of National Life Insurance Company

By: /s/ Christie Day

By: /s/ Reinsurance Adminstrator

Signed for and on behalf

By:

Titl e:----------------

Date:

'-

  ------- ----, - --'

Exhibit A

Business Covered

Agreement Effective Date:

July 1, 2006. The commencement dates for specific plans are shown below.

Coverage:

The policies on the plans shown below which have application dates falling in the period that begins with the Commencement Date and ends with the Termination Date and that qualify for automatic reinsurance are covered according to the Basis specified below, provided that the policies are on residents of the United States or Canada.

Basis:

Redacted the excess over the Company's retention as stated in Exhibit 0, to the maximum of the automatic Acceptance Limits stated in Exhibit E, applicable to policies on Jives with surnames commencing with the letters A to Z inclusive.

Company's State of Domicile: Vermont

Plans. Riders and Benefits:

Plan Identification	Exhibit Reference for	Commencement Date	Termination Date
Rates
Cornerstone Whole Life		July 1, 2006

C-1

July 1, 2006

Above listed plans	C-l
issued under Table 4
Program

Riders:
Term Rider
Term Purchase Provision Rider
OPEP Rider (Qualified Plan Exchange)
ACR (Accelerated Care Rider) Beneficiary
Insurance Option Rider Annual Premium
Adds Rider (APAR) Single Premiums
Add Rider
Exchange to New Insured Rider
Flex Term Rider
Accelerated Benefit Rider - Terminal Illness
Accelerated Benefit Rider - Chronic Illness

All above listed riders issued under Table 4 Program

Exhibit A-l

Business Guidelines

The Company affirms that the following have been supplied to the Reinsurer and are in use as of the effective date of this Agreement:

1.	Underwriting Requirements Grid (medical and non-medical) (NL Underwriting Guide.pd1l
2.	Preferred Underwriting Criteria or Rules (NL Underwriting Guide.pdf)
3.	Policy Form(s)
4.	Supplemental Benefit and Rider Form(s)
5.	Cornerstone Series Product Specs.doc

The Company affirms that the following Underwriting Manual is in use as of the effective date of this Agreement:

Exhibit A-2

Facultative Submissions

The Company may submit on a facultative basis to the Reinsurer any application for a policy which meets the conditions outlined in Article 2.2 by sending to the Reinsurer an Application for Reinsurance, a sample of which is included as Exhibit B. The Application for Reinsurance will include copies of all underwriting evidence that is available for risk assessment, including copies of the application for insurance, medical examiners' reports, attending physicians' statements, inspection reports. and other papers bearing on the insurability of the risk as requested by the Reinsurer. The Company will also notify the Reinsurer of any outstanding underwriting requirements at the time of the facultative submission. Any subsequent information pertinent to the risk assessment will be transmitted to the Reinsurer immediately.

After consideration of the Application for Reinsurance and related papers, the Reinsurer will promptly inform the
Company of its underwriting decision. The Reinsurer's facultative offer will expire at the end of 120 days, unless otherwise specified by the Reinsurer. If the Company accepts the Reinsurer's offer and the policy is placed in force in accordance with the Business Guidelines provided to the Reinsurer, the Company will duly notify the Reinsurer according to the New Business Report specified in Exhibit F. The Reinsurer's share of liability for such policy will commence at the time specified in Article 4.3 of the Agreement.

FacEasy Submissions

The Reinsurer may, at its option, permit the Company to apply for facultative reinsurance by using the FacEasy method of submission. Only policies with face amounts of $2,500,000 or less and on proposed insureds aged 75 or less may be submitted as FacEasy submissions.

If this option is made available to the Company by the Reinsurer, the Company may apply for reinsurance on a facultative basis by sending to the Reinsurer an Application for Reinsurance, a sample of which is included as
Exhibit B-1. Unless specified elsewhere in the Agreement, only those documents relevant to issues prompting facultative submission will be provided to the Reinsurer, and all other documents will be considered reviewed and approved by the Company. The Company will also notify the Reinsurer of any outstanding underwriting requirements at the time of the facultative submission, Any subsequent information pertinent to the risk assessment will be transmitted to the Reinsurer immediately.

After consideration of the Application for Reinsurance and related papers, the Reinsurer will promptly inform the
Company of its underwriting decision, The Reinsurer's facultative offer will expire at the end of 120 days, unless otherwise specified by the Reinsurer, If the Company accepts the Reinsurer's offer and the policy is placed in force in accordance with the Business Guidelines provided to the Reinsurer, the Company will duly notify the Reinsurer according to the New Business Report specified in Exhibit F. The Reinsurer's share of liability for such policy will commence at the time specified in Article 4.3 of the Agreement.

It any risk is submitted to more than one reinsurer for consideration, the Company's rules for placement of facultative cases will apply.

Reinsurance Application

Exhibit B

Form of Blank Reinsurance Application

x)

Exhibit B-1

FacEasy Application

Exhibit C

General Terms

1 . Premium Tax:

The Reinsurer will not reimburse the Company for premium taxes.

2.	Dividend Payments:
The Reinsurer will not reimburse the Company for dividends paid to policyholders.
3.	Policy Loans;
The Reinsurer will not participate in policy roans or other forms of indebtedness as respects the Reinsured Policies.
4.	Cash Surrender Values:
The Reinsurer will not reimburse the Company for cash surrender values paid to the policyholder.
5.	Reinsurance Limits:

Minimum Initial Reinsurance Limit: Minimum Final Reinsurance Limit: Minimum Initial Facultative Reinsurance Limit:

N/A $250,000 (face amount) to age 70 $100,001 (face amount) over age 70

6.	Interest Calculation on Late Payments: Premiums or other amounts remaining unpaid for more than 30 days from the due date as specified in Exhibit F or otherwise required will accrue interest from ·the due date at a rate equal to the Three Month London Interbank Offering Rate (USDR) as published in the Wall Street Journal (or if not available, a comparable publication) on the due date or, if the due date is not a business day. on the next business day after the due date, plus 50 basis poif1ts per annum to be compounded and adjusted every three months after such due date.
7.	Rates Applicable to Increases: First year reinsurance premium rates and allowances will apply to the amount normally underwritten of a non-contractual increase.

Exhibit C-1

Rates and Terms for Cornerstone Whole Life

1.	Reinsurance Structure: VRT
2.	Age Basis: Age Nearest Basis
3.	Premium Mode: Annual in Advance
4.	Billing Frequency: Monthly
5.	Premiums:
Basic Premiums: The Company will pay to the Reinsurer a basic premium calculated by multiplying the net amount at risk of the Reinsured Policy. as defined in the Net Amounts At Risk provision of this Exhibit, by the appropriate rate from the 90-95 SOA Select & Ultimate ANB Rate Table, subject to the percentages shown below. The Company will continue to pay the appropriate premium to the Reinsurer as long as the Reinsured policy is in force.
The following percentages will be applied in all durations to the reinsurance premiums payable hereunder:

	Issue Ages 0-59	Issue Ages 60-85
Elite Preferred NT		Preferred TB Standard TB

Preferred NT Standard NT

Juvenile Rates (issue ages 19 and less) will be issued using the standard nonsmoker class.

Facultative Policies: The rates above shall be used for all facultative business submitted by the Company to the Reinsurer.

TABLE 4 PROGRAM:

All Policies issued by the Company and found to be rateable up to and including Table 4 [redacted] prior to reinsurance review can be automatically issued to the Reinsurer at ~d rates. The Company will pay the Reinsurer one hundred and twenty percent __ of the rates above for policies issued under the Table 4 Program.

Extra Premiums: Any extra premiums payable due to additional mortality risk will be payable to the Reinsurer.

y)
Multiple extra premiums are equal to the sum of the standard premium and 25% of the standard premium for each assessed table of extra mortality

Policy Fee:

There is no policy fee applicable

Term Rider. Annual Premium Adds Rider. Single Premium Adds Rider. Flex Term Rider:
Premiums will be calculated on the amount reinsured using the same rates as the base plan.

Term Purchase Provision Rider:
The flex term amount can not be greater than the original face of the policy without additional underwriting. The flex term amount will be reinsured at point-in-scale rates.

QPEP Rider:
No premiums apply for reinsurance, however point-in·scale rates would apply to exchanges.

Accelerated Care Rider and Accelerated Benefit Riders:
For reinsurance purposes, no premium is paid for the accelerated care rider. [f an acceleration occurs, the reinsured amount accelerated will be based on the discounted death benefit. rather than the full death benefit.

88fleficiary Insurance Option Rider:
Amounts generated under this rider will be reinsured at point-in-scale rates.

Exchange to New Insured Rider:
No premiums apply to reinsurance, but new issue rates apply to exchanges.

6. All Other Allowances:

On Flat Extra Premiums: When a flat extra premium is payable for 5 years or less, an allowance of 10% of the gross flat extra Charged by the Company will be made each year. When a flat extra premium is payable for more than 5 years. an allowance of 100% of the gross flat extra charged by the Company will be made in the first year and an allowance of 10% in each year thereafter.

7. Net Amounts At Risk:

The reinsured net amount at risk will be the difference between the reinsured face amount and the cash values applicable to the reinsured face amount. subject to the "ten year level decrement" lit appropriate)
method of approximation. The reinsured face amount is the initial amount reinsured under this Agreement or as reset by subsequent scheduled or fully underwritten increases. Commuted values, if applicable, or any comparable approximation agree to between the Company and the Reinsurer, may be used to determine the net amount at risk.

8. Rate Basis:

The rates in this subsection are on a non-participating basis.

9. Rate Guarantee:

The reinsurance rates set out in this Exhibit are guaranteed for the first policy year. In subsequent policy years, the Reinsurer reserves the right to increase the premiums for reinsurance but not above the statutory net valuation premium applicable to the Reinsured Policies after increase,

If the Reinsurer exercises its right to increase reinsurance premiums under this Agreement in an amount greater than that required to ensure that the Reinsurer will participate in its share of any increases in premium rates, costs, charges or fees as implemented by the Company for the Reinsured
Policies, the Company may recapture all of the Reinsured Policies on which reinsurance rates have been increased regardless of the Reinsured Policies' duration in force. If the Company elects to terminate reinsurance under this provision, a termination settlement will be made according to the terms specified in the Business Transfer Events provision of this Exhibit.

10. Deficiency Reserves: No deficiency reserves will be held by the Reinsurer for the Reinsured
Policies,

11. Minimum Recapture Period: [ redacted]

12. Business Transfer Events:

If a Business Transfer Event occurs, a Transfer Settlement Amount will be calculated and paid.

The Transfer Settlement Amount will be:

(a) Any amounts due the Company on the reinsured amounts being transferred, determined as of the effective date of the transfer; less

(b) Any amounts due the Reinsurer on the reinsured amounts being transferred, determined as of the effective date of the transfer; plus

(c) The appropriate amount of benefit reserves to be held in respect of the reinsured amounts being transferred determined as of the effective date of the transfer, based on net U.S.
generally accepted accounting principles ("GAAP") consistent with FASB Statement 60 computed using original pricing assumptions without provision for adverse deviation, less any amount of unamortized deferred acquisition cost assets related thereto and excluding any provisions for adverse deviations or similar deficiency or special reserves; less

(d) An aggregate amount equal to the sum as respects all reinsured amounts transferred of (i) the premium in force for such policy as of the month end immediately preceding the effective date of the transfer times Iii) a "Business Transfer Factor" to be determined at the time of the event.

If the Transfer Settlement Amount is greater than zero, the Reinsurer will pay the amount to the
Company in cash. If the Transfer Settlement Amount is less than zero, the Company will pay the absolute value of the Transfer Settlement Amount to the Reinsurer in cash.

The Transfer Settlement Amount will be paid not later than 15 days following final determination of such amount in accordance with the provisions of this Section. However

z) if the amount of the Transfer Settlement Amount required as to any Business Transfer Event exceeds $25 million, the party making the payment will have the option to make the payment in five equal annual installments, including accrued interest, commencing on the effective date of the transfer.

The parties will cooperate with each other in order to provide any information reasonably requested by either party in connection with the determination or assessment of the Transfer Settlement Amount.

13.	Conversions: It is understood that for policies issued under the Company's Competitive
	Underwriting	Program and which convert from a term plan in any existing term reinsurance agreement
	between	the Company and the Reinsurer to a permanent plan under this Agreement, the policy arising from
	the	conversion shall be reinsured under the current terms and conditions for the permanent plan and the
	amount	to be reinsured shall continue in a like proportion to the amount ceded to the Reinsurer at issue.
	It	is further agreed that for policies issued under the Company's Table 4 Program and which convert from a
	term	plan reinsured under any existing reinsurance agreement between the Company and the Reinsurer to a
	permanent	plan reinsured under this Agreement, the policy arising from the conversion shall be reinsured
	under	this Agreement in the same proportion as the original policy had been reinsured. and using the rate for
	the	Table 4 Program as described in this Agreement on a point in scale basis.
	It	is further agreed that for conversions of a term plan in any existing term reinsurance agreement
	between	the Company and the Reinsurer to a permanent plan under this Agreement, the Company shall
	recapture	the policy upon conversion and reinsure one hundred percent (100%1 of the excess over the
	Company's	retention under the current terms and conditions for the permanent plans in the above
	Agreement.	The Reinsurer's share of the converted policy will be equal to the Reinsurer's share as
	defined	in this Agreement.
	For	conversion of a fully-retained term plan in any existing term reinsurance agreement between the
	Company	and the Reinsurer to a permanent plan under this Agreement, the proportionate share of the
	amount	in excess of the Company's retention at time of conversion shall be reinsured under the current terms
	and	conditions at point in scale rates, provided that normal underwriting practices were followed when the
	term	plan was originally issued.
	The	policy converting to a Reinsured Policy must be underwritten in a manner consistent with the
	underwriting	applied to a Reinsured Policy.
14.	Conditions Requiring Claims Consultation: For purposes of this provision, "retention" will refer to the limits
	specified	in the appropriate Exhibit 0 in effect at the time of policy issue.
	Before	conceding liability or making settlement to the claimant. the Company will seek the Reinsurer's
	recommendation	if:
	a)	The claim occurs during the contestable period and the Company is contesting the claim. or

aa)

g) The claim occurs during the contestable period and the Company kept its retention at the time of issue and it is not contesting the claim, but the face amount per life exceeds $0, or

c) The claim occurs outside of the contestable period and the Company kept its retention at the time of issue and it is not contesting the claim, but the face amount per life exceeds $1,000,000. or

d) The claim occurs outside of the United States or Canada, and the face amount per life exceeds $0, or

e) The claim is one for which there is no body, Le. the insured is missing and presumed dead, or

f) The claim is one for which there is reasonable doubt as to the authenticity of the death certificate or the reliability of the medical report concerning such death.

If the Reinsurer discovers that the Company's claims paying practices and procedures differ materially from those performed at the inception of the Agreement or from the Business
Guidelines, then, in addition to any other remedies, the Reinsurer may, with 30 days' written notice, adjust the threshold amounts specified above.

15. Special Conditions: None

bb)

Exhibit D

The Company's Retention limits

life:

The Company will retain its Retention Limit. as stated below.

$2,000,000, applicable for all ages and ratings.

It is understood that the sum of all amounts retained on a life will not exceed the Company's Retention Limit on a per life basis.

Exceptions:

1. In addition to the basic retention, the Company will retain the full amounts of additional insurance provided in the following situations:

a) Accidental Death Benefit (ADB) rider
b) The Company's employee term insurance
c) Guaranteed issue I simplified issue underwriting (non-COLl)
d) Waiver of Premium (WP) rider
e) Waiver 01 Monthly Deductions (WMDI rider

2. On all plans other than universal life, the Company will retain, in addition to its basic retention, a share proportional to its basic retention of the additional insurance provided in the following situations:

a) Purchased by dividends,
b) Issued under the terms of its annual premium additions rider (APAR).

3. Under the Company's Table 4 Program the Company will retain a twenty percent (20%) quota share up to a maximum limit of $1,000,000.

Risk Retention: Any change in the net amount at risk due to changes in the cash value applicable to the policy will be shared proportionately between the Company and its reinsurers.

Exhibit E

Automatic Issue and Acceptance Limits Automatic Limit: Lifa:

The Reinsurer agrees to accept its applicable share of the excess over the Company's retention but not more than the following limits on anyone life. This limit applies to all plans except BID rider, the Table 4 Program and conversions from term plans.

Ages	Std (100%) Table 4(200%)
0-75	$13,500,000
76-80	$ 9,760,000

It is understood that the Company's Total Automatic Coverage including the Company's retention is as follows:

Ages	Std (100%) Table 4(200%)
0-75	$20,000,000
76-80	$15,000,000

BI0 Rider:

The Reinsurer agrees to accept 75% of the following amount on any BIO Rider:

BIO Rider Face Amount less the Company's available retention.

It is understood that the Company's Total Automatic Coverage for the BID Rider. including the Company's retention, is $9,000,000, subject to the Total Automatic Coverage shown in the Ute Section above. In other words, the total amount of insurance in force on the life applying for a 810 Rider, plus the amount of 810 Rider being applied for, cannot exceed the limits shown in the Life Section above.

APAR Rider:

The Reinsurer agrees to accept an amount corresponding to its share of the basic policy.

Table 4 Program:

The Reinsurer agrees to accept its applicable share of each policy but not more than the following limits on anyone life:

Ages	Standard 1100%1 - Table 4 (200%)
0-75	$3,000,000

EXHIBIT E Page 2 (Revised November 1. 20051

The Reinsurer agrees to accept up to a seventy-five percent 175%) quota share of any policy submitted under the
Table 4 Program where the Company has either fully or partially filled its retention on a life now applying under the
Table 4 Program. For example, if the Company is fully retained on a life applying for the maximum policy allowed under the Table 4 Program ($5.000,0001. the Reinsurer agrees to accept 75% of such policy, i.e,.
$3,750,000.

W.	P.: Not covered A.D.: Not covered

Jumbo Limit:

Life:

• Applies to the Table 4 Program:

$5,000,000 inforce and applied for on anyone life.

- Applies to all other plans originally issued under this treaty:

$35,000,000 inforce and applied for on anyone life.

Conditional Receipt or Temporary Insurance Agreement Liability

The amount of coverage provided by the Reinsurer under a Conditional Receipt (or Interim Receipt) or
Temporary Insurance Agreement will not exceed the lesser of:

1. The Reinsurer's share of $1,000,000; or

2. The Reinsurer's Automatic Acceptance Limits; or

3. The Reinsurer's share of the difference between the amount of insurance provided by the
Conditional Receipt (or Interim Receipt) or Temporary Insurance Agreement and the Company's
maximum Retention Limit assuming the life had been underwritten as standard. The Company's
Retention Limit will include any amounts retained under any inforce policies on the life.

Exhibit F

Reinsurance Reports

The Company acknowledges that timely and correct compliance with the reporting requirements of this
Agreement are a material element of the Company's responsibilities hereunder and an important basis of the
Reinsurer's ability to reinsure the risks hereunder. Consistent and material non-compliance with reporting requirements, including extended delays, will constitute a material breach of the terms of this Agreement.

Remittance Reporting:
The Company will self-administer reinsurance transactions. Reinsurance premiums are payable as specified in the
Premium Mode provision of Exhibit C-1. During each accounting period, as defined below, the Company will report to the Reinsurer all first year and renewal premiums which became due during the previous accounting period. Any adjustments made necessary by changes in reinsurance effective during a previous accounting period will also be reported.

The Company will take credit, without interest, for any unearned premiums arising due to reductions, cancellations or death claims. The unearned premiums refunded wilt be net of allowances and policy fees.

The Company will pay the balance of premiums in arrears due under a reinstated Reinsured Policy.

If a net balance is due to the Reinsurer, the Company will forward a remittance in settlement with its report. If the net balance ;s due to the Company, the Reinsurer will forward a remittance in settlement within 30 days of receipt of the report.

Report Requirements:

The Company will send to the Reinsurer the following reports (electronically), by the times indicated below:

1	New Business	Accounting Period
.	(New issues only- first time	Monthly
	policy reported to the		21st day after month end
Reinsurer)

2.	Renewal Business	Monthly
	(Policies with renewal		21st day after month end
dates within Accounting
Period)
3.		Monthly
Changes & Terminations (including
	conversions, replacements		21st day after quarter end
reinstatements, increases,
decreases. recaptures, lapses,
4.	claims, etc.)	Quarterly
Due Date
	Inforce List	21" day after month
	(Listing of each policy in	end
force)

5. Accounting Information	Monthly	21st day after month end
(only required for Paper Reporting)
(See Exhibit F· 1 tor Sample Summary
Reporting Form, Section II

6.	Statutory Reserves	Quarterly	21st day after quarter end
(See Exhibit F-l for Sample Summary
Reporting form, Section 11)

	7.Policy Exhibit Monthly	Monthly	21St day after month
	(only required for Paper Reporting)		end
{See Exhibit F-1 for Sample Summary

	8. Valuation Reserve		October 31st
	Certification	Annually
(See Exhibit F-2 for Sample)

	9. Tax Reserve Certification (See		June 1st
	Exhibit F·3 for Sample)	Annually

Minimum Data Requirements for Paper Administration:

Paper Reporting

The data elements specified below as Billings and Transactions Data must be provided for each reported record on the New Business Report, the Renewal Business Report and the Changes and Transactions Report.

Billings and Transactions Data:

General
1	Reporting Period Dates	Specifies the beginning and ending date of the
reporting period represented on the statement file.
Insured Data
2.	Last Name	Represents the surname or family name of the
insured; must be specified for each insured on
joint policy types; it is desired that name fields
be parsed out into these listed components
3.	First Name	Represents the given name of the insured; must be
specified for each insured on joint policy types; it is
desired that name fields be parsed out into
these listed components
4.	Middle Name or Middle Initial (if available)	Represents the middle name of the insured; must be
specified for each insured on joint policy types; it is
desired that name fields be parsed out into
these listed components
5.	Date of Birth	Specifies the date on which the insured was born;
this field must be provided on each insured on a

  joint policy.

cc)
B.	Sex	Indicates the gender of the insured; this field must
be provided on each insured on a joint Policy.
7.	Tobacco Use Code	Indicates whether the insured is a smoker or user of
tobacco products.
B.	Rating	Indicates whether the insured is standard,
substandard. or uninsurable.
9.	Residence	State, province. or other geographical code that
indicates where the insured resides.
10.	Insured Sequence Number	Specifies the number assigned by the ceding
		company to delineate one insured from another	on.
policy with multiple insured.

Coverage Data
11.	Currency	Indicates the currency to be applied in calculating
monetary amounts, if currency within this treaty is a
variable on a by policy basis.
12.	Reinsurance Method	Indicates whether the policy is being ceded on an
automatic or facultative basis.
13.	Policy Number	Specifies the number assigned by the ceding
company to the policy record.
14.	Coverage Sequence Number	Specifies the number assigned by the ceding
company to delineate one coverage or benefit from
another on a policy with multiple coverages or
benefits.
15.	Issue Date	The date the Policv or benefit was issued.
16.	Reinsurance Effective Date (if different than	Specifies the date upon which the reinsurance
	issue date}	coverage goes into effect, if it goes into effect on a
		date other than the issue date.	Can also be used to
specify the original Policy Issue Date on a
contractual policy conversion.
17.	Plan Code	Specifies the plan of insurance being provided to the
insured; there must be a Separate plan code for each
coveraae.
18.	Joint Ufe Indicator	Indicates that the coverage is a joint coverage and
that multi ole lives are involved with the Coveraoe.
19.	Smoker Code	Indicates that the coverage has been issued at either
non-smoker or smoker rates.
20.	Preferred Risk Class	Indicates the level of classification between the
preferred and standard categories; there may be
more than one revel of the preferred classification
available, and this will indicate the specific level for
this oolicv.
21.	Mortality Rating	Specifies the exact rating assigned to the policy;
premium rates will be based on this rating; this
ratina is aenerallv exoressed as a oercentaae.
22.	Flat Extra Rate	Specifies a flat rate per thousand to be charged on
the policV.

23.	Flat Extra Duration	Specifies the number of years that the flat extra
rating will be charged.
24.	Direct Face Amount	Specifies the face Amount of the benefit issued to
the insured before the purchase of any reinsurance.
25.	Reinsured Face Amount	Specifies the face amount of the reinsurance
purchased.
26.	Reinsured Amount at Risk	Specifies the net amount at risk for the current
year's reinsurance benefits.
27.	Death Benefit Option	Specifies the option used to calculate the policy net
amount at risk on Universal life products, only.
26.	Coverage Maturity or Expiry Date	Specifies the date on which the insurance coverage
will cease, based on the type of plan issued to the
insured.
29.	Issue Age	From date of issue, the age at which premiums will
be charged when the case does not use a rated age.
30.	Rated Age	From the date of issue, the age at which premiums
will be charged when the age is increased for
substandard reasons, or when the age is an
equivalent ace for joint products.
31.	Transaction Code	Indicates the specific action that has occurred to
cause a policy to appear on the billing or transaction
report, such as New Business, Renewal, Lapse,
Death etc.
32.	Transaction Effective Date	Specifies the date on which the transaction is
Applied to the insured's policy.
33.	Standard Premium	The premium to be paid for the reinsured benefit;
this must be specified for each benefit provided on a
policy record.
34.	Substandard Premium	In the event that a mortality rating has been
assigned, this is the substandard portion of the
premium to be paid for the reinsured benefit; this
must be specified for each benefit provided on a
Policy record
35.	Flat Extra Premium	The premium to be paid the reinsurer for any flat
extra premiums assigned to the policy.
36.	Fees	Any additional fees to be charged, such as policy
fees
37.	Standard Allowance	The allowance to be taken for the reinsured benefit;
this must be specified for each benefit provided on a
Policy record.
38.	Substandard Allowance	In the event that a mortality rating has been
assigned, this is the portion of the allowance to be
taken for the substandard premium; this must be
specified for each benefit provided on a policy
record.
39.	Flat Extra Allowance	In the event a flat extra rating has been assigned to
the policy, this is the portion of the allowance to be
taken on the flat extra premium; this must be
specified for each flat extra premium provided on a
policy record.
40.	Fee Allowance	The allowance to be taken for any fees paid on the
record.

Inforce list:

As required, a complete listing of all policy records considered to be in force under this Agreement must also be provided to the Reinsurer (Report #4 in Report Requirements, above). Each record on the lnforce List must contain data elements 1-30, as specified in the above listing of data requirements.

Reporting System: The system used by the Company to administer its reinsurance is:

Home Grown System

The Company will inform the Reinsurer at least one reporting period in advance of any change in the reporting format or data prior to its use in reports to the Reinsurer. The Company will provide the Reinsurer with a test file containing such a change prior to its implementation in the production of reports.

Notification of Acceptance of Facultative Offer: The Company will promptly advise the Reinsurer of its acceptance of the Reinsurer's underwriting decision pertaining to facultative business by sending notice to the Reinsurer on the next New Business Report, providing the full details of the facultative new business.

Additional Information: Upon request, the Company will promptly provide the Reinsurer with any additional information related to the Reinsured Policies and which the Reinsurer requires in order to complete its financial statements.

Exhibit F-1

SEE ADMINISTERED REINSURANCE SUMMARY REPORTING FORM

Exhibit F-3

Tax Reserve Certification for Self Administered Business Ceded from National life Insurance Company

In force and Reserves at December 31. 200x: Plan: In force Reinsured Amount: In force Number of Reinsured Policies:

ff)

Exhibit F-2

Valuation Reserve for Self· Administered Business Ceded to [redacted] from National Life Insurance Company